First Amendment to Employment Agreement
This First Amendment to Employment Agreement (this “Amendment”), is entered into as of March 5th, 2019 (the “Effective Date”) by and between DENTSPLY SIRONA Inc., a Delaware corporation (the “Company”), and Nicholas W. Alexos (“Executive”) (collectively referred to herein as the “Parties”).
RECITALS
A. The Company and the Executive are parties to an employment agreement (the “Agreement”) effective as of October 10, 2017. The Parties now desire to amend the Agreement to, among other things, update the circumstances under which the Agreement may be terminated and to add a definition of “good reason.”
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
1.By substituting the following for Section 3:
3.  Termination.
(a) In General. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.
(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.
(v) Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason.
(vi) Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company for Good Reason.
(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive pursuant to Section 3(a)(v) or Section 3(a)(vi), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the

Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. In the event of a dispute over the existence of Cause or Good Reason, either Party may introduce newly discovered or newly arising evidence in support of or in opposition to the determination of Cause or Good Reason.
(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any paid time off that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(f); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (v) except in the case of a termination of Executive’s employment for Cause pursuant to Section 3(a)(iii), any earned but unpaid Annual Bonus for the prior fiscal year. Except as otherwise expressly required by law (e.g., COBRA (as defined below)) or as specifically provided herein, or in any other plan or arrangement maintained by the Company, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated hereunder for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4 or in any other plan or arrangement maintained by the Company, as applicable.
(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates and Executive agrees to execute any and all documents necessary to effectuate such resignations.
2.By substituting the following for Section 4(a)-(c):
4.  Severance Payments.
(a) Termination Generally. If Executive’s employment shall terminate pursuant to Section 3(a) for any reason other than pursuant to Section 3(a)(i) (death), Section 3(a)(ii) (Disability), Section 3(a)(iv) (by the Company without Cause) or Section 3(a)(vi) (by Executive for Good Reason), then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).
(b) Termination without Cause, for Good Reason or Expiration of Term. Except as otherwise provided in Section 4(c), if Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv), by Executive for Good Reason pursuant to Section 3(a)(vi) or Executive’s employment terminates upon expiration of the Term (including any Negotiation Term) by reason of the Company providing the Notice of Non-Renewal, then, subject to Executive signing on or before the 50th day following Executive’s Separation from

Service (as defined below), and not revoking, a release of claims and separation agreement in the Company’s customary form, as may be updated from time to time, (the “Release”), and Executive’s continued compliance with Sections 5 - 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following benefits:
(i) The Company shall pay to Executive an amount equal to two (2) times the sum of (A) the Annual Base Salary plus (B) the Target Bonus, each in the full amount, as in effect at such time, payable over twenty-four months immediately following the Release’s effective date in equal installments in accordance with the Company’s regular payroll practice following the Date of Termination, until the earlier of (A) twenty-four (24) months after the Release’s effective date or (B) the date the Executive first violates any of the restrictive covenants set forth in Sections 5 or 6 or the provisions of Section 7;
(ii) The Company shall pay to Executive an amount equal to the Annual Bonus, as in effect at such time, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid in accordance with Section 2(b) had Executive remained employed for the entire fiscal year;
(iii) Executive’s equity awards that are outstanding on the Date of Termination shall (x) remain outstanding, (y) continue to vest notwithstanding Executive’s termination of employment for a period of twenty-four (24) months following the Date of Termination, and (z) remain exercisable until the earlier of ninety (90) days following the twenty-four (24) month anniversary after the Date of Termination or the date such equity award would have expired had Executive remained in continuous employment;
(iv) The Company shall pay to Executive a cash lump sum equal to the amount of the premiums Executive would have been required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for twenty-four (24) months following the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage and shall be paid regardless of whether or not Executive elects COBRA continuation coverage;
(v) Subject to continued payment by Executive of any applicable cost owed by him under the applicable plan, for the twenty-four (24) months following the Date of Termination continuation of life and accidental death and dismemberment benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of termination (in each case, however, subject to any amendments to such arrangements from time to time that are generally applicable to executives of the Company), at no greater cost to Executive than the cost to Executive immediately prior to such date;
(vi) For purposes of determining the amount of any benefit payable to Executive and Executive’s right to any benefit otherwise payable under any pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or its Affiliates (“Pension Plan”), and

except to the extent it would result in a duplication of benefits under the following sentence, Executive shall be treated as if he had accumulated (after the date of termination) twenty-four (24) additional months of service credit thereunder and had been credited during such period with his compensation as in effect immediately before termination (or, if greater and as applicable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason). In addition to the benefits to which Executive is entitled under any defined contribution Pension Plan, the Company shall pay Executive a lump sum amount, in cash, equal to the sum of (A) the amount that would have been contributed thereto or credited thereunder by the Company on Executive’s behalf during the twenty-four (24) months following his termination (but not including as amounts that would have been contributed or credited an amount equal to the amount of any reduction in base salary, bonus or other compensation that would have occurred in connection with such contribution or credit), determined (x) as if Executive made or received the maximum permissible contributions thereto or credits thereunder during such period, and (y) as if Executive earned compensation during such period at the rate in effect immediately before termination (or, if greater and as applicable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (B) the excess, if any, of (x) Executive’s account balance under the Pension Plan as of the date of termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan; and
(vii) For a period of eighteen (18) months immediately following the Date of Termination or, if earlier, until he secures employment, Executive will be provided with outplacement services commensurate with those customarily provided to senior executive officers through a vendor mutually selected by the Company and Executive.
Subject to execution and nonrevocation of the Release, the cash lump sum amounts payable pursuant to Section 4(b)(iv) and (vi) shall be paid sixty (60) days after Executive’s Date of Termination.
(c) Termination in Connection With a Change in Control. In the event that, within twenty-four (24) months following a Change in Control (as defined below), Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) or by Executive for Good Reason pursuant to Section 3(a)(vi) then, subject to Executive’s signing on or before the 50th day following Executive’s Separation from Service, and not revoking, the Release and Executive’s continued compliance with Sections 5 - 6 and 7, in lieu of any amounts payable under Section 4(b), Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following benefits:
(i) The Company shall pay to Executive, an amount equal to two (2) times the sum of (A) the Annual Base Salary plus (B) the Target Bonus, each in the full amount as in effect at such time, payable in a lump sum (provided that payments shall be made in installments on the Schedule described in Section 4(b)(i) if the Change in Control does not constitute a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5));
(ii) The Company shall pay to Executive an amount equal to the Annual Bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid in accordance with Section 2(b) had Executive remained employed for the entire fiscal year;
(iii) The Company shall pay to Executive an amount equal to the amount of the premiums Executive would have been required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to COBRA for twenty-four (24) months following the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage and shall be paid regardless of whether or not Executive elects COBRA continuation coverage;
(iv) Subject to continued payment by Executive of any applicable cost owed by him under the applicable plan, for the twenty-four (24) months following the Date of Termination continuation of life and accidental death and dismemberment benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of termination (in each case, however, subject to any amendments to such arrangements from time to time that are generally applicable to executives of the Company), at no greater cost to Executive than the cost to Executive immediately prior to such date; and
(v) For purposes of determining the amount of any benefit payable to Executive and Executive’s right to any benefit otherwise payable under any Pension Plan,

and except to the extent it would result in a duplication of benefits under the following sentence, Executive shall be treated as if he had accumulated (after the date of termination) twenty-four (24) months of service credit thereunder and had been credited during such period with his compensation as in effect immediately before termination (or, if greater and as applicable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason). In addition to the benefits to which Executive is entitled under any defined contribution Pension Plan, the Company shall pay Executive a lump sum amount, in cash, equal to the sum of (A) the amount that would have been contributed thereto or credited thereunder by the Company on Executive’s behalf during the twenty-four (24) months following his termination (but not including as amounts that would have been contributed or credited an amount equal to the amount of any reduction in base salary, bonus or other compensation that would have occurred in connection with such contribution or credit), determined (x) as if Executive made or received the maximum permissible contributions thereto or credits thereunder during such period, and (y) as if Executive earned compensation during such period at the rate in effect immediately before termination (or, if greater and as applicable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (B) the excess, if any, of (x) Executive’s account balance under the Pension Plan as of the date of termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.

Notwithstanding the foregoing but subject to execution and nonrevocation of the Release, the cash lump sum amounts payable pursuant to Section 4(c)(i), (iii) and (v) shall be paid sixty (60) days after Executive’s Date of Termination.
3.By adding the following Section 12(i) to the Agreement:
(i) Good Reason. “Good Reason” shall mean:
(i) a reduction in Annual Base Salary, other than any reduction which is insignificant and does not reduce Executive’s Annual Base Salary by a percentage greater than the average reduction in compensation of all other senior executive officers of the Company;
(ii) the Company reduces Executive’s Target Bonus or grant date value of annual equity awards;
(iii) a material, adverse change in Executive’s position with the Company that reduces his title, responsibilities, level of authority or scope of duties (including as a result of the assignment of responsibilities and/or duties from those in effect immediately prior to the reduction or that are materially inconsistent with Executive’s position);
(iv) the Company breaches a material obligation to Executive under the terms of this Agreement or any other material written agreement between the Executive and the Company; or
(v) a relocation of Executive’s principal worksite of more than 50 miles unless such relocation reduces the Executive’s commute to such worksite.

However, none of the foregoing events or conditions will constitute Good Reason unless: (w) the event or condition occurs after the effective date of the First Amendment to this Agreement, (x) Executive provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (z) Executive terminates his employment within thirty (30) days following the expiration of that cure period.
4.In all remaining respects, the terms of the Agreement shall remain in full force and effect as prior to this First Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Employment Agreement as of the date and year first above written.
DENTSPLY SIRONA Inc.

By:  /s/ Donald M. Casey Jr.
Name: Donald M. Casey Jr.
Title: Chief Executive Officer

EXECUTIVE

/s/ Nicholas W. Alexos
Nicholas W. Alexos

[Signature Page to First Amendment to Employment Agreement]

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